Exhibit 99.1

Evergreen Realty REIT Re-Elects Board of Directors and Changes Name
to American Spectrum REIT I

HOUSTON--(BUSINESS WIRE)--June 21, 2010--Evergreen Realty REIT, Inc. (the “REIT”) announced today that its shareholders had re-elected to its Board the slate of directors proposed by its management rather than an opposition slate proposed by Everest Properties, Inc. and that the shareholders had approved changing the name of the REIT to American Spectrum REIT I, Inc. The re-elected directors are William J. Carden, Jonathan T. Brohard and Morris S. Cohen. Mr. Carden is Chairman and CEO of American Spectrum Realty, Inc. (NYSE Amex: AQQ) (“American Spectrum”), and Mr. Brohard is President of American Spectrum Realty Management, LLC (“ASRM”), a wholly-owned subsidiary of American Spectrum. The Board re-election and name change were both approved by votes from an overwhelming majority of the REIT’s shareholders.

ASRM, together with its affiliates, provides first-class management and leasing services for 120 properties, which consist of 8,951,240 square feet of office, industrial and retail, 2,934 multi-family units, 12,098 self storage units consisting of 1,793,881 square feet, 3,206 student housing units consisting of 9,107 beds and nine assisted living facilities consisting of 776 beds. ASRM’s management portfolio comprises properties located in 22 states. American Spectrum Realty Advisors, LLC (“ASRA”) provides real estate advisory services to the REIT and to ASRM. ASRA is also a wholly-owned subsidiary of American Spectrum.

The current Board was first elected, and ASRA was appointed the advisor to the REIT, in October of 2009. Mr. Carden said that he was proud of the accomplishments of the American Spectrum management team since that time and was pleased at the vote of confidence in American Spectrum that this vote represents.

American Spectrum Realty, Inc. is a real estate investment company that owns, through an operating partnership, 31 offices, industrial, self storage and retail properties aggregating approximately 2.8 million square feet in California, Texas, Arizona and the Midwest, and has been publicly traded since 2001. American Spectrum Management Group, Inc., a wholly-owned subsidiary of the Company’s operating partnership, manages and leases all properties owned by American Spectrum Realty, Inc.

Certain matters discussed in this release are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including the risks and uncertainties of acquiring, owning, operating and disposing of real estate. Such risks and uncertainties are disclosed in the Company’s past and current filings with the U.S. Securities and Exchange Commission.

CONTACT:
American Spectrum Realty, Inc.
Chairman, President and CEO
William J. Carden, 713-706-6200